The Joint Annual Meeting of Shareholders of the Common Shares of Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, First Trust Energy Income and Growth Fund, First Trust Enhanced Equity Income Fund, First Trust/Aberdeen Global Opportunity Income Fund, First Trust Mortgage Income Fund, First Trust Strategic High Income Fund II, First Trust/Aberdeen Emerging Opportunity Fund, First Trust Specialty Finance and Financial Opportunities Fund, First Trust Dividend and Income Fund, First Trust High Income Long/Short Fund, First Trust Energy Infrastructure Fund, First Trust MLP and Energy Income Fund and First Trust Intermediate Duration Preferred & Income Fund was held on April 23, 2014 (the "Annual Meeting"). At the Annual Meeting, Robert F. Keith was elected by the Common Shareholders of the First Trust Energy Income and Growth Fund as a Class I Trustee for a three-year term expiring at the Fund's annual meeting of shareholders in 2017. The number of votes cast for Mr. Keith was 16,329,453, the number of votes against was 392,359 and the number of broker non-votes was 2,613,402. James A. Bowen, Richard E. Erickson, Thomas R. Kadlec and Niel B. Nielson are the other current and continuing Trustees.